Exhibit 99.2

745 Seventh Avenue
New York, NY 10019 United States

June 15, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 25, 2018, to the Board of Directors of CYS Investments, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of the Company (file No. 333-225242), as filed by the Company on June 15, 2018 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Two Harbors Investment Corp. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER”, “SUMMARY—Opinion of CYS’s Financial Advisor, Barclays Capital Inc.”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the CYS Board and Its Reasons for the Merger”, “THE MERGER—Opinion of CYS’s Financial Advisor, Barclays Capital Inc.” and “THE MERGER—Certain CYS Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.